SEPARATION AGREEMENT


         Separation  Agreement  (the  "Agreement")  dated as of August 31,  1999
between  Lynch   Corporation   ("Lynch")  and  Lynch   Interactive   Corporation
("Interactive").

         WHEREAS Lynch is distributing all of the stock of Interactive to its shareholders (the "Spin-Off") pursuant to Section 355 of the Code;

         WHEREAS, Lynch and Interactive want to set forth certain matters concerning the relationship between the parties after the Spin-Off.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   Definitions

         1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such

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first Person; provided however, that for the purposes of this Agreement from and after the Time of Distribution, no Lynch Company shall be deemed to be an Affiliate of any Interactive Company, and no Interactive Company shall be deemed to be an Affiliate of any Lynch Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Distribution" shall mean the Spin-Off referred to in the Recitals hereto.

         "Former Employees" shall mean all employees of Lynch other than its employee at the Time of Distribution.

         "Interactive Assets" shall mean all assets of Interactive and its Subsidiaries at the Time of Distribution.

         "Interactive Businesses" shall mean all of the businesses


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conducted at or at any time prior to the  Distribution  by the  Interactive  and persons which are Subsidiaries of Interactive at the Time of the Distribution.

         "Interactive Companies" shall mean Interactive and its Subsidiaries (determined after giving effect to the Distribution).

         "Interactive Liabilities" shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the Interactive Assets or Interactive Businesses; (ii) all Liabilities under contracts included in the Interactive Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto); (iii) all Liabilities of Interactive and its Subsidiaries pursuant to this Agreement; and (iv) all Liabilities for payment of outstanding drafts and checks of Interactive Businesses existing as of the Time of Distribution.

         "Information" of a party shall mean any and all information that such party or any of its Representatives whether furnished

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orally or in  writing  or by any  other  means or  gathered  by  inspection  and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary," together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving party of any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided however, that for the purposes hereof all information relating to the Lynch Companies and the Lynch Businesses in the possession of any Interactive Company at the Time of Distribution shall be deemed to have been furnished by the Lynch Companies and all information relating to the Interactive Companies and the Interactive Businesses in the possession of any Lynch Company at the Time of Distribution shall be deemed to have been furnished by the Interactive Companies; and further provided that the term "Information" does not include information that:

                  (a) is or becomes generally available to the public through no wrongful act of the receiving party or its Representatives;

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                  (b) is or  becomes  available  to  the  receiving  party  on a non-confidential basis from a source other than the providing party or its Representatives, provided that such source is not known by the receiving party to be subject to a confidentiality agreement with the providing party; or

                  (c) has been independently acquired or developed by the receiving party without violation of any of the obligations of the receiving party or its Representatives under this Agreement.

         "IRS" shall mean the United States Internal Revenue Service.

         "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

         "Lynch Businesses" shall mean all of the businesses conducted at any time prior to the Distribution by Lynch or its Subsidiaries

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which are not Interactive Businesses.

         "Lynch Companies" shall mean Lynch and its Subsidiaries (after giving effect to the Distribution.

         "Lynch Liabilities" shall mean (i) all Liabilities or portions of Liabilities arising primarily out of or in connection with the Lynch Assets or Lynch Businesses; (ii) all Liabilities under contracts included in the Lynch Assets, whether such Liabilities arise before, upon or after the transactions contemplated by this Agreement and including any Liabilities under such contracts resulting from the consummation of the transactions contemplated by this Agreement (including actions, claims or proceedings relating thereto);
(iii) all Liabilities of Lynch and its Subsidiaries pursuant to this Agreement; and (iv) all Liabilities for payment of outstanding drafts and checks of Lynch Businesses existing as of the Time of Distribution.

         "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

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         "Representatives"   of  a  party  shall  mean  such  party's  officers,
directors,  employees,   accountants,  counsel,  investment  bankers,  financial
advisors, consultants and other representatives.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license,

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estimated,  stamp,  custom  duties,  severance or  withholding  taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes.

         "Time of Distribution" shall mean the time as of which the Spin-Off is effective.

                                   ARTICLE II

                                   Tax Matters

         2.1 Assumption and Indemnification of Tax Liabilities. The respective Tax Liabilities of Lynch and its Subsidiaries (other than Interactive and its Subsidiaries) and of Interactive and its Subsidiaries, whether arising before, at or after the Time of Distribution, will continue to be the Tax liabilities of each such party, and each party hereto agrees to save, indemnify, defend and

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hold  harmless  the  other,  its  Subsidiaries  and  each  of  their  respective directors, officers, employees, agents, successors and assigns from and against all such Tax liabilities.

         2.2 Distribution Taxes. (a) "Distribution Taxes" means Taxes of any member of the Lynch affiliated group (as in existence prior to the Distribution) resulting from, or arising in connection with, the failure of the Distribution to be tax-free to such member under Code Sections 355 and 368(a)(1)(D) (including without limitation by reason of the application of Code Sections 355(d) or (e)).

         (b) The members of the Lynch Companies shall be liable for any Distribution Taxes that are primarily attributable to one or more of the following:

                  (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) with respect to the Lynch Companies (excluding members of the Interactive Companies) in the Representations;

                  (ii) any action or omission by the Lynch Companies after the Time of the Distribution, including without limitation, a

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cessation,  transfer  to  affiliates  or  disposition  of its  active  trades or
businesses,   or  an  issuance  of  stock,   stock  buyback  or  payment  of  an
extraordinary dividend by any member of the Lynch Companies following the Time of the Distribution;

                  (iii) any acquisition of any stock or assets of any member of the Lynch Companies by one or more other persons prior to or following the Time of the Distribution; or

                  (iv) any issuance of stock by the Lynch Companies or change in ownership of stock in the Lynch Companies, that causes Code Sections 355(d) or 355(e) to apply to the Time of the Distribution.

         (c) The members of the Interactive Companies shall be liable for any Distribution Taxes that are primarily attributable to one or more of the following

                  (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the Representations that relates to the Interactive Companies.

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                  (ii) any action or omission by the Interactive Companies after the date of the Distribution, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any member of the Interactive Companies following the Distribution;

                  (iii) any  acquisition of any stock or assets of any member of
the  Interactive   Companies  by  one  or  more  other  persons   following  the
Distribution; or

                  (iv) any issuance of stock by Interactive Companies, or change in ownership of stock in Interactive Companies, that causes Code Sections 355(d) or 355(e) to apply to the Distribution.

         (d) The Lynch Companies and the Interactive Companies will each bear their respective share1 of any Distribution Taxes not allocated in Section 2.2(b) or (c).

         (d) The provisions of this Section 2.2 shall apply
--------
         1What does this mean?
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notwithstanding any other provisions of this Agreement.

         2.3 Tax Returns/Cooperation. (a) Lynch will be responsible for the preparation and filing of all Tax Returns with respect to all periods ending on or before the Time of Distribution. Interactive and its Subsidiaries will be responsible for the preparation and filing of all other Tax Returns relating to them or their assets or the Interactive Businesses which are required to be filed after the Time of Distribution and for the payment of all Taxes shown on those Tax Returns to be due and all related estimated Taxes payable after the Time of Distribution.

         (b) Each of Lynch and Interactive will, and will cause their respective personnel to, cooperate fully with each other of them in connection with the preparation and review of Tax Returns and in connection with any examinations of any Tax Returns filed by either of them or their respective Subsidiaries.

         2.4 Indemnification Procedures. (a) Any claim for indemnification under this Article II shall be made by written notice from the party seeking to be indemnified (the "Tax Indemnitee") to the party from which indemnification is sought (the "Tax Indemnifying

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Party"). If a Tax Indemnitee becomes aware during an examination of a Tax Return that the tax authority conducting the examination is considering asserting a Tax subject to indemnification, the Tax Indemnitee will (i) promptly notify the Tax Indemnifying Party of this fact, (ii) to the extent reasonably practicable, segregate the issue from any other issues being examined, (iii) permit the Tax Indemnifying Party to control the Tax examination insofar as it relates to that issue and any administrative or judicial appeals relating to the issue
(including   whether  to  settle  the  issue  or  to  appeal   from  an  adverse
determination with regard to the issue) and (iv) cooperate with the Tax Indemnifying Party in all reasonable respects to establish that such Tax is not due and payable.

         (b) Upon a determination that a Tax Indemnifying Party is liable for a payment of Taxes to a Tax Indemnitee, the Tax Indemnifying Party shall pay the Tax Indemnitee such Taxes. Such payment will be made on an after-Tax basis promptly following the submission by the Tax Indemnitee of written evidence of the payment of indemnified Tax.




                                       13

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                                   ARTICLE III

                             Payment of Liabilities

      3.1 Payment of Liabilities. From and after the Time of Distribution, (i) Interactive shall indemnify Lynch and its Representatives with respect to any claims relating to Interactive Businesses, Interactive Companies or Interactive Liabilities, and (ii) Lynch shall indemnify Interactive and its Representatives with respect to any claims relating to Lynch Businesses, Lynch Companies or Lynch Liabilities.

                                   ARTICLE IV

                                Other Agreements

         4.1 Use of Names. Interactive shall have all rights in and use of the name Lynch Interactive Corporation, Lynch Telephone Corporation, Lynch Multimedia Corporation, Lynch Capital Corporation and all derivatives thereof and Lynch shall have all rights in and use of the name Lynch Corporation, Lynch Manufacturing Corporation, Lynch Display Technology, Inc., Lynch Systems, Inc. and all derivatives thereof.

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         4.2 Books and Records. Prior to or as promptly as practicable after the
Time of Distribution, Lynch shall deliver to Interactive all corporate books and records of the Interactive Companies in the possession of Lynch and the relevant portions (or copies thereof) of all corporate books and records of Lynch relating directly and primarily to the Interactive Companies, the Interactive Businesses or the Interactive Liabilities, including, in each case, all agreements, litigation files and government filings. From and after the Time of Distribution, all such books, records and copies shall be the property of Interactive. Lynch may retain copies of all such corporate books and records.

         4.3 Access to Information. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to Representatives of the other reasonable access, during normal business hours throughout the period prior to and following the Time of Distribution, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and hall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or

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state securities laws or filed with or sent to the United States  Securities and
Exchange Commission or any other federal or state regulatory agency or commission and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement;
provided, however, that the foregoing shall apply to Interactive and the Interactive Companies only with respect to information and access necessary to or required by Lynch in preparation of Tax Returns. Nothing in this Section 4.3 shall require the parties to take any action or furnish any access or information which would cause or could reasonably be expected to cause the waiver of any applicable attorney client privilege. In addition, nothing herein shall require the parties to provide information other than with respect to itself and its Subsidiaries, or the conduct of their businesses. Each of Lynch and Interactive shall provide to the other copies of all documents filed with the Securities and Exchange Commission pursuant to the periodic and interim reporting requirement of the Securities Exchange Act of 1934, as amended.

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         4.4  Retention  of  Records.   If  any  information   relating  to  the
businesses, assets or liabilities of a Lynch Company or Interactive Company is retained by a Interactive Company or Lynch Company, respectively, each of the Lynch and Interactive shall, and shall cause the other Lynch Companies and Interactive Companies, respectively, to retain all such information in the Lynch Companies' or Interactive Companies' possession or under its control until such information is at least ten years old except that if, prior to the expiration of such period, any Lynch Company or Interactive Company wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information, (a) Lynch or Interactive, on behalf of the Lynch Company or the Interactive Company that is proposing to dispose of or destroy any such information, shall provide no less than 45 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date of such destruction or disposal, the other party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other party, Lynch or Interactive, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the

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requesting party.

         4.5 Confidentiality. (a) Each party hereto shall keep, and shall cause its Representatives to keep, the other party's Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 4.5 and not to disclose such Information to any other Person. Without the prior written consent of the other party, neither party nor any of their respective Representatives shall disclose the other party's Information to any Person or entity except as may be required by law or judicial process and in accordance with this Section 4.5.

         (b) In the event that either party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the other party's Information, the receiving party or its Representatives shall promptly notify the other party of the request in writing, and consult with and assist the other party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the terms

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hereof, such receiving party or its  Representatives,  as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party's outside counsel, is legally required to be disclosed, and will exercise its respective reasonable best efforts to assure that confidential treatment will be accorded such Information or facts by the Persons or entities receiving the same. The providing party will be given an opportunity to review the Information or facts prior to disclosure.

         4.6 Further Assurances. Each of the parties hereto, at its own cost and expense, promptly shall, or shall cause its Subsidiaries to, execute such documents (the "Transaction Documents") and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

         4.7 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure that the transactions contemplated herein are carried out in accordance with their terms.

         4.8 No Representations as to Interactive Assets. INTERACTIVE

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AGREES THAT THE TRANSFER BY LYNCH TO INTERACTIVE OF THE  INTERACTIVE  ASSETS AND
THE  INTERACTIVE   BUSINESSES  IS  ON  AN  "AS  IS,  WHERE  IS"  BASIS,  AND  NO
REPRESENTATIONS OR WARRANTIES ARE BEING MADE BY LYNCH WITH RESPECT THERETO.

         4.9 Rent, Furniture, Equipment, etc. Interactive shall be added with Lynch to the lease for the premises at 401 Theodore Fremd Avenue, Rye, NY and, to the extent feasible, substituted on any leased office equipment. Interactive shall bear the cost of such leases, which costs may be deemed to be General Overhead Expenses under Article VII. All furniture, office equipment and supplies and related property owned by Lynch at the Time of Distribution and located at the Rye, NY premises, shall become the property of Interactive without payment to Lynch.

         4.10 Spinnaker Stock. If Interactive wants to make a public offering of its Spinnaker Industries, Inc. stock, Lynch will use reasonable efforts to cause Spinnaker to register one time, at Interactive's expense, all or a portion of such stock in a timely manner under the Securities Act and any related state securities laws. In addition, Lynch will use reasonable efforts to permit Interactive, without cost to Interactive, to piggy-back on any

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other  registration  statements  filed by Spinnaker  (including  for  continuous offering), provided, in Spinnaker's opinion, such piggyback rights do not interfere with the other offering.

         4.11 Transaction Expenses. Except as otherwise agreed between the parties, all out-of-pocket expenses related to the Spin-Off shall be divided equally between Lynch and Interactive.

                                    ARTICLE V

                          Indemnification and Releases

         5.1 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in this Agreement, each of Lynch, on the one hand, and Interactive, on the other hand, releases and forever discharges the other and its affiliates, and its and their directors, officers, employees and agents of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns, which the releasing party has or ever had, which arise out

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of or relate to events, circumstances or actions taken by such other party prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to this Agreement, or the transactions contemplated hereby and shall not affect either party's right to enforce this Agreement or any other agreement contemplated hereby in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its Subsidiaries is, in this Agreement or any other agreement or document, representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or thereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

         5.2 Indemnification by Lynch. Lynch shall indemnify, defend and hold harmless Interactive and any of its Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (the Interactive Indemnities") from and against the Lynch Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any

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and  all  actions,   threatened  actions,   demands,   assessments,   judgments,
settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions (collectively, "Interactive Indemnifiable Losses" ad, individually, a "Interactive Indemnifiable Loss") of the Interactive Indemnitees arising out of or due to the failure or alleged failure of Lynch or any of its Subsidiaries to pay, perform or otherwise discharge in due course any of the Lynch Liabilities.

         5.3 Indemnification by Interactive. Interactive shall indemnify, defend and hold harmless Lynch and each of its Subsidiaries, and each of their directors, officers, employees, agents and Liabilities and each of the heirs, executors, successors and assigns of any of the foregoing (the "Lynch
Indemnitees") from and against the Interactive Liabilities and any and all losses, Liabilities and damages, including the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such

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actions or threatened actions  (collectively,  "Lynch Indemnifiable Losses" and, individually, a Lynch Indemnifiable Loss") of the Lynch Indemnitees arising out of or due to the failure or alleged failure of Interactive or any of its Affiliates to pay, perform or otherwise discharge in due course any of the Interactive Liabilities. The "Interactive Indemnifiable Losses" and the Lynch Indemnifiable Losses" are collectively referred to as the "Indemnifiable Losses."

         5.4 Insurance Proceeds, Tax Benefits; Mitigation. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other Person (an "Intemnitee") pursuant to Sections 5.2 or 5.3 shall be reduced (including retroactively) by (i) any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss and (ii) any Tax benefits realized or realizable by such Indemnitee based on the present value thereof by reason of such loss and shall be increased by any Tax liability incurred by such Indemnitee based on such indemnity payment. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, Tax benefits or

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other amounts in respect of such  Indemnifiable  Loss as specified  above,  then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, Tax benefits or other amounts actually received. The Indemnitee shall take all reasonable steps to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law (it being understood that any out-of-pocket costs paid to third parties in connection with such mitigation shall constitute Losses), and shall provide such evidence and documentation of the nature and extent of any Loss as may be reasonably requested by the Indemnifying Party.

         5.5 Procedure for Indemnification.

         (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a person (including any governmental entity) who is not a party to this Agreement or to any of the Transaction Documents of any claim or of the commencement by any such Person of any action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Idemnitee shall give such Indemnifying party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as required by this Section 5.5 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

         (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel reasonably acceptable to the Indemnitee, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article V for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment there exists a conflict of interest between such Indemnitees and the Indemnifying Party such Indenmitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 5.2 or 5.3, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim without prior written notice to the Indemnifying Party, which shall have the option within fifteen days following the receipt of such notice
(i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the vent the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

         (c) If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

         (d) Notwithstanding anything else in this Section 5.5 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless (i) such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim and (ii) such settlement does not provide for any non-monetary relief by Indemnitee unless Indemnitee consents thereto. In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such ThirdParty Claim shall be equal to
(i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of such offer of settlement or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the less of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

         (e) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement, the Merger Agreement or the Indemnification Agreement.

         (f) In addition to any adjustments required pursuant to Section 5.4, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

         (g) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         5.6 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         5.7 Survival of Indemnities. The obligations of each of Interactive and Lynch under this Article V shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

         5.8 Tax  Matters.  Notwithstanding  anything  to the  contrary  in this
Article V, any claim for indemnification with respect to any Liabilities which are Tax liabilities of Lynch and Interactive shall be governed by the terms and provisions of Article II hereof.

                                   ARTICLE VI

                                Employee Matters

         6.1 Employees. Immediately prior to, and subject to, the Distribution, Lynch shall transfer to Interactive all of the employees of Lynch, so that no such employee who becomes employed by Interactive experiences any termination or other interruption in employment. The employees who become employees of Interactive upon the Distribution shall not be employees of Lynch or any Subsidiary of Lynch after the Time of Distribution, except as otherwise agreed to in writing by the parties. Nothing contained in this Section

6.1 shall confer on any Lynch or any Interactive employee any right to continued employment after the Time of Distribution, and such employees shall continue to be employed "at-will." At and from the Time of Distribution, except as set forth in this Article VI, (i) Interactive shall assume all obligations relating to all employees transferred thereto arising on or after the Time of Distribution (with Lynch retaining all obligations relating to all employees transferred to Interactive arising prior to the Time of Distribution except as contemplated herein), including all obligations or liabilities relating to employee benefits, health insurance and severance, if any, and (ii) Lynch shall retain all obligations relating to Former Employees, including all obligations or liabilities relating to employee benefits or health insurance.

         6.2 Employee Benefits.  Without limiting the generality of
Section 6.1 above:

         (a) Accrued Vacation. Lynch and Interactive agree that all accrued vacation for Lynch Employees on and after the Time of Distribution shall be Interactive's obligation.

         (b) 401(k) Plan. The Lynch Corporation 401(k) Plan (the

"401(k) Plan") shall remain the plan and obligation of Lynch after the Distribution. After the Distribution, Interactive shall be a participating employer in the 401(k) Plan, and Interactive employees shall remain participants in the 401(k) Plan until such time as Interactive determines otherwise. If and when Interactive wants to remove its employees from the 401(k) Plan, the parties will cooperate to accomplish that.

         (c) Welfare Plans. Immediately prior to, and subject to, the Distribution, Interactive shall assume all Lynch employee benefit plans that are employee welfare benefit plans, as defined in Section 3(1) of ERISA (the "Existing Welfare Plans") but Lynch shall reimburse Interactive for the costs of any Former Employees, if any.

         (d) Phantom Stock Plan. With respect to the 43,000 units outstanding under Lynch's Phantom Stock Plan, each representing one share of Lynch stock outstanding at the Time of the Distribution, the units will be divided into two units, one representing one share of Interactive stock and one representing one share of Lynch stock. The original unit grant price will be divided between the two new units based upon the average relative market price of

Interactive stock versus Lynch stock for the five trading days beginning on the eleventh trading day after the Time of the Distribution. Each of Interactive and Lynch will bear its own cost of the divided units.

         (e) 1999 Bonus Plan. Bonuses for corporate headquarters employees in 1999 are expected to be determined under Lynch's bonus plans as if the Distribution had not occurred, and Interactive is expected to bear its appropriate share of the cost based upon relative profitability, accomplishments and other factors. Beginning in 2000, each of Interactive and Lynch will determine their own bonuses for corporate office staff and bear the cost thereof.

                                   ARTICLE VII

                    Provision of Management Services to Lynch

         7.1 Provision of Services. Commencing at the Time of the Distribution, Interactive shall provide general corporate management services (the "Services") to Lynch, which may include, but not be limited to, operations, supervision of operating subsidiaries, strategic planning, acquisition analysis, investment banking and financial advisory services, supervision of the preparation of corporate tax returns, and supervision of financial reporting and other regulatory matters applicable to a public company. In providing the Services, Interactive may employ consultants and other advisers at its discretion, in addition to utilizing its own employees. Such Services are intended to be generally comparable in type and quantity to that which the transferred employees provided to Lynch prior to the Time of the Distribution. Either party may terminate for any reason such Services upon 30 days written notice by Lynch to Interactive or 60 days written notice from Interactive to Lynch. Provision of Services hereunder shall terminate no later than the third anniversary of the Time of Distribution.

         7.2 Payment. All out-of-pocket expenses related specifically to the provision of services to Lynch, including without limitation outside counsel, auditors, and tax advisors expenses, shall be charged to and paid promptly by Lynch. In addition, Lynch shall pay to Interactive initially 25% of the General Overhead Expense (employee expense (other than bonus and phantom stock plan expense), rent, general airplane expense, business equipment and supplies and other non-specifically chargeable expenses)2. Such amounts shall be paid monthly. Either party may change the percentage of the General Overhead Expense to be borne by Lynch to reflect changing time estimates or other factors determined to be relevant at the time, by 60 days written notice to the other, or such shorter period as both parties shall agree to.

         7.3 (a) DISCLAIMER OF WARRANTIES. INTERACTIVE DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. INTERACTIVE MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

                  (b) Limitations of Liability/Indemnification of Lynch. Interactive shall have no Liability to Lynch with respect to its furnishing any of the Services hereunder except for liabilities arising out of willful misconduct occurring after the Time of Distribution of Interactive. Interactive will indemnify, defend and hold harmless Lynch's Indemnities in respect of all liabilities
--------
         2Is this a good definition?

related to, arising from, asserted against or associated with such willful misconduct. Such indemnification obligation shall be a liability of Interactive and the provisions of Article with respect to indemnification shall govern with respect thereto. In no event shall Interactive have any liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not endorsed of the possibility of the existence of such damages.

                  (c) Limitation of Liability; Indemnification of Interactive. Lynch shall indemnify and hold harmless Interactive Indemnities in respect of all liabilities related to, arising from, asserted against or associated with Interactive's furnishing or failing to furnish the Services provided for in this Agreement, other than liabilities arising out of the willful misconduct of Interactive following the Closing Date of Interactive. Such indemnification obligation shall be a liability of Lynch, and the provisions of Article V with respect to indemnification shall govern with respect thereto. In no event shall Lynch have any liability for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages.

                  (d) Subrogation of Rights Vis-A-Vis Third Party Contractors. In the event any liability arises from the performance of Services hereunder by a third party contractor, Lynch shall be subrogated to such rights, if any, as Interactive may have against such third party contractor with respect to the Services provided by such third party contractor to or on behalf of Lynch.

                  (e) Taxes. Lynch shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of Services under this Agreement, including any tax which Lynch is required to withhold or deduct from payments to Interactive, except (a) any tax allowable at a credit against the U.S. Federal income tax of Interactive, and
(b) any net income tax imposed upon Interactive by the country of its incorporation or any governmental entity within its country of incorporation. To assist Interactive in obtaining the credit identified is subsection (b) of this Section (v), Lynch shall furnish Interactive with such evidence as may be required by the relevant taxing authorities to establish that any such tax has been paid.

                  (f) Laws and Governmental Regulations. Lynch shall be responsible for (i) compliance with all laws and governmental regulations effecting its business and (ii) any use Lynch may make of the Services to assist it in complying with such laws and governmental regulations.

                  (g) Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no actions of the parties, shall be deemed to create any relationship between the parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

                                  ARTICLE VIII

                            Miscellaneous and General

         8.1 Non-Arms Length. EACH OF THE PARTIES HERETO RECOGNIZES AND AGREES THAT THIS AGREEMENT AND CERTAIN DECISIONS AND/OR ACTIONS WHICH MAY BE MADE OR TAKEN PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND/OR OTHER AGREEMENTS, ARRANGEMENTS OR RELATIONS HAVE NOT BEEN OR MAY NOT IN THE FUTURE BE THE RESULT OF ARMS-LENGTH NEGOTIATIONS, AND AS A RESULT MAY BE MORE OR LESS FAVORABLE TO ONE PARTY OR THE OTHER THAN MIGHT OTHERWISE RESULT.

         8.2 Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement executed ad delivered by authorized officers of the respective parties.

         8.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, ad which counterparts shall together constitute the same agreement.

         8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

         8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

         If to Lynch:
         Lynch Manufacturing Corporation
         401 Theodore Fremd Avenue
         Rye, NY 10580
         Attn: Chief Financial Officer
         Telecopy: (914) 921-6410
         Telephone: (914) 921-7601

         If to Interactive to:

         Lynch Interactive Corporation
         401 Theodore Fremd Avenue
         Rye, NY 10580
         Attn: Chief Financial Officer
         Telecopy: (914) 921-6410
         Telephone: (914) 921-7601

         8.6 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         8.7 No Third Party Beneficiary. This Agreement is for the purpose of defining the respective rights and obligations of the parties hereto and is not for the benefit of any employee, creditor or other third party, except as may be expressly set forth herein.

         8.8 Successors and Assigns. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party hereto in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning party of its obligations hereunder. Any successor by merger to a party to this Agreement shall be substituted for such party as a party to this Agreement, and all obligations, duties and liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and liabilities of the substituting party, enforceable against the substituting party as a principal, as though no substitution had been made.

         8.9 Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such Subsidiary to take such action.

         8.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

         8.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         8.12 Arbitration. any dispute with respect to this Agreement shall be arbitrated in New York City or Westchester County, NY in accordance with the rules of the American Arbitration Association.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                              LYNCH CORPORATION



                                              By:
                                              Name:
                                              Title:

                                              LYNCH INTERACTIVE CORPORATION



                                              By:
                                              Name:
                                              Title